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                SUBSIDIARIES OF DRUMMOND FINANCIAL CORPORATION


                                                              Shareholding
                                  Jurisdiction             at June 30, 1997
Name of Subsidiary              of Incorporation                (Direct)
------------------              ----------------           ----------------

CVD Financial Corporation         Washington                       100%
CVD Financial Corporation       British Columbia                   100%